Exhibit 12.1
                                                                      6/22/98
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                   and the twelve months ended March 31, 1998
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                                                                                                                        Twelve
                                                                                                                         Months
                                                                                                                          Ended
                                                                                                Year ended December 31,   March 31,
                                                            ===========================================================
                                                               1993         1994         1995         1996        1997       1998
                                                               ====         ====         ====         ====        ====        ====
                                                            --------------------------Thousands of Dollars------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                      $ 96,088     $ 93,407     $ 92,693      $ 94,283    $ 90,978  $  85,281
      Federal and state income taxes                        28,304       40,848       33,796        35,417      40,497     38,287
      Deferred  income taxes, net                            5,347       (6,987)         390         2,156      (7,047)    (7,980)
      Deferred  investment  tax credits                          -            -            -             -           -          -
      AFUDC - Debt funds                                       454          656          187            58           5          2
                                                          ---------    --------     --------      --------    --------   --------
         Earnings as defined                              $130,193     $127,924     $127,066      $131,914    $124,433   $115,590
                                                          =========    ========     ========      ========    ========   ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $ 31,344     $ 27,124     $ 23,294      $ 24,691    $ 21,699   $ 20,779
   Interest on interim  obligations                            870        1,509        2,931         2,071         891        946
   Amort of debt disc, premium  and expense, net             1,412        1,834        2,014         2,087       2,281      2,292
   Other interest  charges                                   2,877        2,442        1,674         1,882       4,885      5,312
                                                          --------     --------     --------      --------    --------   --------
         Fixed charges as defined                         $ 36,503     $ 32,909     $ 29,913      $ 30,731    $ 29,756   $ 29,329
                                                          ========     ========     ========      ========    ========   ========



RATIO OF EARNINGS TO FIXED CHARGES                            3.57         3.89         4.25          4.29        4.18       3.94
                                                              ====         ====         ====          ====        ====       ====
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